RESEARCH COLLABORATION AND LICENSE AGREEMENT

Preamble

This Research Collaboration and License Agreement (this **"Agreement"**) is made and entered into as of May 13, 2015 (the **"Effective Date"**), by and between **Tel Hashomer - Medical Research, Infrastructure and Services Ltd.**, a private company duly incorporated under the laws of the State of Israel, having its registered office at Sheba Medical Center, Ramat Gan 5265601, Israel (**"THM"**); **AND One World Cannabis Ltd.**, a private company duly incorporated under the laws of the State of Israel, having its registered office at 22 Shacham St. Petach Tikva, 4918103, Israel (the **"Company"**), each referred to as a "**Party**", together referred to as, the "**Parties**".

WHEREAS, THM was established for the benefit of the Sheba Medical Center (the **"Hospital"**) and at the request of the Hospital and the Fund, as defined below, THM undertook to act as the operational body of the Hospital and the Fund with respect to promotion, development and commercialization of intellectual property deriving from inventions and activities of the Hospital and/or Fund employees; The Fund and/or the Hospital jointly and severally shall be referred to herein as: **"Sheba"**; and

WHEREAS, the Company holds rights in and to an innovative drug compound known as _______________ (the **"Compound"**); and

WHEREAS, the Parties wish to cooperate in a study that shall investigate the efficiency of the use of the Compound in the treatment of Fibromyalgia patients at Sheba (the **"Study"**) with Prof Howard Amital, as further detailed in the Study Protocol attached hereto as Annex A (the **"Study Protocol"**); and

WHEREAS, the Parties have agreed that the results of the Study (the **"Study Results"**) shall be commercialized through the Company, and accordingly wish to set forth the terms and conditions that shall apply with respect to the license by Sheba of its rights in the Study Results to the Company; and

WHEREAS, the Parties wish to set forth the terms and conditions that shall apply to the provision of the Compound by the Company to Sheba for purposes of the Study.

NOW, THEREFORE, in consideration of the mutual covenants and undertakings herein contained, the Parties hereby agree and stipulate as follows:

1. PREAMBLE AND DEFINITIONS

1.1. This Agreement shall be interpreted in accordance with the following principles, and the following assumptions shall apply, unless otherwise specifically stated:

1.1.1. The Preamble to this Agreement as well as all of the Agreement's appendices constitutes an integral part thereof. The terms specified in the Preamble, which are defined hereinafter, shall be interpreted according to the meaning ascribed to them hereinafter.

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1.1.2. The descriptive headings of this Agreement are inserted for convenience only and shall not be considered a part or affect the interpretation of this Agreement.

1.1.3. Defined terms have similar meaning in each of their respective grammatical forms: defined terms in the singular form have a corresponding meaning when used in the plural form, and vice versa.

1.1.4. In the computation of a period of time from a specified date to a later specified date, the word 'from' means 'from and excluding', the words 'to' and 'until' each mean 'to and including', and the word 'within' means 'from and excluding a specified date and to and including a later specified date'.

1.1.5. '*Includes*' and derivatives of it do not imply that whatever follows is exhaustive.

1.1.6. References to any agreement, schedule, or other document refer to that agreement, schedule, or other document as from time to time may be amended, completed, supplemented, or otherwise modified in accordance with its terms.

1.1.7. The Parties have participated jointly in the negotiation and drafting of the Agreement. If any ambiguity or question of intent or interpretation arises, the Agreement shall be construed as if drafted jointly by the Parties, and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of its supposed authorship of any provision.

1.2. In addition to terms defined elsewhere in this Agreement or its appendices, the following terms shall have the meaning ascribed to them hereinafter:

1.2.1. **"Affiliate"**: with respect to a Party, any Person, controlling, controlled by or under common control with, such party. For purposes of this definition only, "control" of another Person, organization or entity shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the activities, management or policies of such Person, organization or entity, whether through the ownership of voting securities, by contract or otherwise. Without limiting the foregoing, control shall be presumed to exist when a person, organization or entity (i) owns or directly controls 50% (fifty percent) or more of the outstanding voting stock or other ownership interest of the other organization or entity, or (ii) possesses, directly or indirectly, the power to elect or appoint 50% (fifty percent) or more of the members of the governing body of the organization or other entity.

1.2.2. "**Applicable IPO Proceeds**": Proceeds actually received by the Company as a result of or in connection with an IPO, which are attributable directly to the Licensed Information (in accordance with generally acceptable accounting principles).

1.2.3. "**Applicable M&A Fees**": Consideration actually received by the Company and/or its shareholders as a result of or in connection with an M&A, which are attributable directly to the Licensed Information (in accordance, in each case, with generally acceptable accounting principles).

1.2.4. "**Commercially Reasonable Efforts**": means, with respect to a Party, such efforts that are consistent with the efforts and resources normally used by such

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Party in good faith in the exercise of its reasonable business discretion relating to the research, development, and commercialization of a potential medical or pharmaceutical compound or device owned by it or to which it has exclusive rights, with similar product characteristics, which is of similar market potential at a similar stage in its development or product life, taking into account issues of patent coverage, safety and efficacy, product profile, the competitiveness of the marketplace, the proprietary position of the product, the regulatory structure involved, the profitability of the applicable products (including pricing and reimbursement status achieved), and other relevant factors, including technical, legal, scientific and/or medical factors. For purposes of clarity, Commercially Reasonable Efforts would be determined on a market-by-market basis for a particular product and it is anticipated that the level of effort may be different for different markets and may change over time, reflecting changes in the status of the product and the market(s) involved.

1.2.5. **"Compound"**: has the meaning ascribed in the Preamble.

1.2.6. "**Effective Date**": May 13, 2015.

1.2.7. "**Existing Company IP**": The Intellectual Property relating to the Study owned or controlled by the Company as of the Effective Date.

1.2.8. "**Existing THM IP**": The Intellectual Property relating to the Study owned or controlled by THM as of the Effective Date.

1.2.9. "**Exploit**": discover, research, develop, enhance, modify, manufacture, make, use, have used, have made, register or take any other steps ancillary, required or advisable in order to obtain Regulatory Approval, import, export, transport, distribute, promote, market, sell, or have sold or otherwise dispose of or commercialize. "**Exploitation**" shall have a corresponding meaning.

1.2.10. "**First Commercial Sale**": with respect to any Product in any country, the first commercial sale of the Product in such country after the applicable Regulatory Approval has been obtained. For the avoidance of doubt, it is clarified that the use of a Product for testing purposes and/or a sale for experimental, promotional, compassionate or test market purposes or for any other similar non-commercial purposes shall not be considered a sale for the purposes of this definition

1.2.11. "**Fund**": Medical Research Infrastructure Development and Health Services Fund by the Sheba Medical Center, a non-profit organization incorporated under the laws of the State of Israel.

1.2.12. "**Future Company IP**": any Intellectual Property, which shall belong to the Company, as set forth in Section 5.3 hereunder.

1.2.13. "**Future THM IP**": any Intellectual Property which shall belong to THM, as set forth in Section 5.3 hereunder.

1.2.14. "**Hospital**": has the meaning ascribed in the Preamble.

1.2.15. "**Intellectual Property**" or "**IP**": means all Patents, copyrights, whether or not registered; trade names, registered and unregistered trademarks, service marks, trade dress, domain name registrations and other source indicators; computer

software, including databases; trade secrets, commercial secrets, inventions (whether or not patentable and whether or not reduced to practice), Know-How, methodologies, and other proprietary rights.

1.2.16. "**IPO**" the closing of an Initial Public Offering of the Company in a recognized market.

1.2.17. "**Joint IP**": any Intellectual Property which shall be jointly owned by the Parties, as set forth in Section 5.3.3 hereunder.

1.2.18. "**Know-How**": technical, technological or scientific information, experience or knowledge, biological, chemical, drawings, reports, data, techniques, instructions, computational knowhow, algorithms, software codes, production and manufacturing use knowhow and all other similar information, experience or knowledge in whatever form, that may derive independent economic value, actual or potential, from not being generally known.

1.2.19. "**Licensed Information**": the Study Results, Existing THM IP, the Future THM IP specified in Section 5.3 and THM's rights in any Joint IP.

1.2.20. "**Licensed Patents**": Any Patents, which are or shall become in the course of execution of this Agreement part of the Licensed Information.

1.2.21. "**M&A**": any of the following events: (i) the closing of the merger or consolidation of the Company into or with another corporation or the acquisition of the Company thereby (the "**Surviving Entity**"); and/or (ii) the sale of all or substantially all of the assets of the Company or all or substantially all of its issued and outstanding share capital to a Third Party (the "**Purchaser**"), excluding in each case for the avoidance of doubt any such merger or consolidation or sale of the Company with an Affiliate thereof or as part of any corporate restructuring.

1.2.22. "**Net Sales**": with respect to any Product, the gross invoiced sales price of such Product sold by the Company or an Affiliate thereof or a Sublicensee in arm's length sales to Third Parties less the following deductions (without duplication): (i) value added taxes, excise and sales taxes, or other taxes imposed on such sales (excluding income or franchise taxes of any kind); (ii) transportation charges relating to the Product, including handling charge and insurance premiums relating thereto; (iii) customary trade, quantity, and cash discounts allowed on the Product; (iv) customary rebates and chargebacks including those granted to managed care entities; (v) amounts credited by a credit note; (vi) the actual amount of any write- offs for bad debt relating to such sales during the period in which a party has the obligation to pay a royalty; and (vii) as may be agreed by the Parties, any other specifically identifiable amounts included in the Product's gross invoiced amounts that were or ultimately will be credited and that are substantially similar to those listed above.

For the avoidance of doubt, "sales" of Products between the Company and its Affiliates shall be excluded from the computation of "Net Sales" and "Net Sales" in such cases shall be equal to the total amount invoiced by such Affiliate on resale to an independent Third Party purchaser, in each case, after deducting

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the amounts referred to in this Section 1.2.22 to the extent applicable to such sale.

For purposes of this Agreement, "sale" shall not include use of a Product for testing purposes and/or a "sale" for experimental, promotional, compassionate or test market purposes or for any other similar non-commercial purposes.

1.2.23. **"Patents"**: (i) any patent or patent applications or any material part thereof, in any country or jurisdiction or any part thereof (ii) all provisional applications, counterpart application, substitutions, continuations, continuations-in-part, divisions, reissues, renewals, registrations, confirmations, and patents granted thereon, all patents-of-addition, reissue patents, re-examinations and extensions or restorations by existing or future extension or restoration mechanisms, including, without limitation, supplementary protection certificates or the equivalent thereof, all related to any of the foregoing in (i).

1.2.24. **"Person"**: any individual, partnership, joint venture, limited liability company, corporation, firm, trust, association, unincorporated organization, governmental authority, or agency or any other entity not specifically listed herein.

1.2.25. **"Product"**: any product, process or service developed, manufactured, produced, marketed, distributed, sold and/or licensed out by the Company and/or an Affiliate, or Sublicensee, and which uses the Licensed Information.

1.2.26. **"Regulatory Approval"**: any and all approvals, licenses, registrations, or authorizations of any country, federal, supranational, state or local regulatory agency, department, bureau or other government entity that are necessary for the manufacture, use, storage, import, transport, marketing and/or sale of a particular Product in the applicable jurisdiction.

1.2.27. **"Sheba"**: has the meaning ascribed in the Preamble.

1.2.28. **"Study"**: has the meaning ascribed in the Preamble.

1.2.29. **"Study Protocol"**: has the meaning ascribed in the Preamble.

1.2.30. **"Study Results"**: has the meaning ascribed in the Preamble.

1.2.31. **"Sublicense"**: the grant of any right or license and any agreement executed, by the Company to or with any entity, permitting any use of the Licensed Information and/or any Product (or any part thereof) except for a distribution or resale arrangement. The term **"Sublicensee"** shall be construed accordingly.

1.2.32. **"Sublicense Fee"**: consideration of any type or nature, received (for the removal of doubt, whether received before or after the First Commercial Sale in any country) by the Company from a Third Party in return for or in connection with the grant of a Sublicense or the grant of an option for a Sublicense and excluding for the avoidance of doubt amounts received by the Company which are included under the definition of "Net Sales"; Sublicense Fee shall include lump sums, milestone payments, and royalty payments from Sublicensees. Further, and for clarity sake, it is noted that funds received by the Company designated

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solely for research and development purposes as evidenced in a written agreement to which the Company (or an Affiliate of the Company) is a party shall not be deemed a Sublicense Fee for purposes of this Agreement.

1.2.33. "**Subsidiary**": with respect to any Person, any corporation, partnership, association or other business entity of which 50% (fifty percent) or more of the total voting power of shares of capital stock entitled to vote in the election of directors or other managing authorities, or 50% (fifty percent) or more of the equity holding therein, is at the time owned or controlled, directly or indirectly, by such Person (or one or more of the other such Subsidiaries of such Person or a combination thereof).

1.2.34. "**Third Party**": any Person other than a THM Related Entity, the Company or an Affiliate of one of the above.

1.2.35. "**THM Related Entity**": Sheba, THM, and/or any legal entity established in connection with or for the benefit of the Hospital and/or the Fund.

1.2.36. "**USD**" or "**$**": United States Dollars.

2. STUDY PURPOSE, STUDY RESULTS, PERFORMANCE, REPORTING AND PAYMENT.

2.1. Purpose. The purpose of the Study is as described in the Preamble to this Agreement. In order to do so the Company shall, at its own cost, and in coordination with Sheba, provide Sheba with any and all information needed as to allow for the effective execution of the Study, as further detailed in the Study Protocol attached as Annex A thereto and following the approval of the IRB-Helsinki Committee. The Company shall provide the Compound to Sheba for purposes of the Study in accordance with the terms and conditions of the Material Transfer Agreement attached hereto as Annex B.

2.2. Study Results.

2.2.1. **Ownership**. All of the Study Results whatsoever shall be jointly owned, in equal parts, by the Company and THM, and THM hereby grants the Company an exclusive payment bearing license to use THM's portion of the Study Results, subject to the terms and conditions of this Agreement.

2.2.2. **No warranty of results**. Neither Party makes any warranty to the other that the Study Results shall be useful in any manner or commercially exploitable.

2.3. Performance of the Study. THM shall procure the services of the Fund for the performance of the Study. THM shall procure that the technical, clinical and other resources of the Fund reasonably required for the performance of the Study shall be dedicated to the performance of the Study. The term of the Study shall commence on the Effective Date ending as described in the Study Protocol, or as may be extended with the mutual written agreement of the Parties hereto. The Study shall be performed under the supervision of Dr. Aviv Barzilai, Director of the Dermatology Department at Sheba, who shall serve as the Principal Investigator. In the event that the Principal Investigator is unable to continue conducting the Study, THM shall use its best efforts to appoint a successor investigator whose identity shall be jointly determined by the Parties. THM and the Company shall hold status meetings with the Principal Investigator starting on the Effective Date. In such meetings, the Parties shall

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review and discuss the progress of the Study, analyze the results, and discuss and attempt to resolve any problem in the Study and any feedback collected during the preceding time period. It is agreed by the Parties that based upon the representation of THM that Dr. Aviv Barzilai, shall serve as the Principal Investigator, the Company is entering into this agreement.

2.4. Reports. During the execution of the Study, THM shall provide the Company with: (i) periodical written status reports, which shall inform the Company of the progress of the Study, major issues, if encountered, and shall summarize all the results of the Study during the preceding report period and provide any other information reasonably requested by the Company; (ii) any significant results as soon as practicable after THM becomes aware thereof; and (iii) a final written report summarizing the results of the Study within such agreed upon time period as of the end of the Study.

2.5. Study Funding and Payment. The Study budget and payment schedule are set forth in the Study Budget attached as Annex C to this Agreement (the **"Study Budget"**). The Study Budget shall not exceed the costs of the Study, plus twenty-five percent (25%) overhead expenses.

2.5.1 Invoices. THM shall provide the Company with an invoice for each payment due under this Agreement in accordance with the Study Budget. The Company shall make payment of each invoice submitted as aforesaid within 30 (thirty) days after the last day of the month in which the invoice is received.

2.5.2 Taxes. THM shall be solely responsible for the payment of all taxes, levies, social benefits and any other payments required by applicable law to be made in connection with payments to it under this Agreement, except for value added tax, which shall be added to all amounts payable to THM in connection with this Agreement, and which shall be borne and paid by the Company against the submission of a valid tax invoice. If and to the extent required under applicable law or regulation, the Company shall deduct withholding taxes imposed on any of the payments referred to above.

2.6. Compliance. Each of THM and the Company undertakes that the Study shall be performed pursuant to Israeli laws, regulations, rules and guidelines applicable to the Study. Without derogating from the above, each of THM and the Company further undertake to perform the tasks designated to it in execution of the Study in compliance with the following: (1) the Study Protocol; and (2) to the extent applicable, the Israeli Ministry Of Health Guidelines titled "Clinical Trials of Human Subjects" issued in January 2006 (the **"Ministry Guidelines"**), including without limitation Appendix 4 to the Guidelines titled "Warrants of the Sponsor", (3) to the extent applicable, the instructions and terms specified in the approval of the Helsinki Committee; and (4) to the extent applicable, the ICH Harmonized Tripartite Guideline for Good Clinical Practice (ICH-GCP); and (5) applicable Israeli laws, rules and regulations with respect to the transfer, use and protection of clinical data and to laws and regulations relating to privacy.

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3. **Grant Of License, Sublicensing.**

3.1. License Grant. Subject to the terms and conditions set forth herein, THM hereby grants to the Company and the Company hereby accepts, a worldwide royalty bearing, exclusive license to Exploit the Licensed Information and with the right to grant Sublicenses as set forth herein (the "**License**") for the term set forth in Section 10.1 hereunder, unless terminated according to the terms of this Agreement.

3.2. Sublicensing.

3.2.1. The Company shall be entitled to grant Sublicenses to any Person (and such Person shall be entitled to grant further sublicenses which shall also be considered Sublicenses for purposes of this Agreement), provided that: (A) the Sublicense is for monetary consideration only and (B) the Sublicense is granted according to a written appropriate and binding Sublicensing agreement that (i) affords protection of THM's rights in a manner substantially similar to the protection provided by this Agreement, *mutatis mutandis*, or such other terms as may be agreed to in writing by THM; (ii) is consistent with the terms of the License and this Agreement; (iii) includes, *inter alia*, the following terms: (a) subject to the provisions of Section 3.2.3 below, the Sublicense shall expire automatically upon termination of the License by THM for any reason and the Sublicensee shall have no claims and/or demands of whatever type and nature against THM and/or any THM Related Entity, including in the event of termination of the License by THM; (b) provisions relating to confidentiality similar to those specified herein; (c) provisions entitling the Company and THM to terminate the Sublicense according to the terms entitling THM to terminate the License, *mutatis mutandis*; (C) an advanced draft of the Sublicense agreement is furnished to THM prior to the execution of a Sublicense agreement in order to provide THM with an opportunity to comment thereon, which comments the Company shall make good-faith efforts to address.

The Company shall be entitled to grant Sublicenses to any Affiliate, whether or not such Sublicense is for monetary consideration in accordance with the terms set forth in this Section 3.2.1 (B) and (C) above.

3.2.2. The Company shall also be entitled to grant a Sublicense even if it does not comply with the terms set forth above, provided that the terms of the Sublicense are furnished to THM prior the execution of a Sublicense agreement and the Sublicense is approved, in writing, by THM; such approval not to be unreasonably withheld or delayed. THM's failure to approve or disapprove the Sublicense agreement within 14 (fourteen) business days from the date of its receipt shall be deemed as an approval in writing of the Sublicense agreement.

3.2.3. In the event of termination of the License, any Sublicense that has been granted pursuant to the Company's License shall terminate to the extent that the License is terminated; provided, however, that, for each Sublicense granted in accordance with the provisions of Section 3.2.1 and 3.2.2above, upon termination of the License with the Company, if the Sublicensee is not then in breach of its Sublicense agreement with the Company such that the Company would have the right to terminate such Sublicense, THM shall be obligated at the request of such Sublicensee, to enter into

a new license agreement with any Sublicensee on substantially the same terms as those contained in this Agreement, provided that such terms shall be amended, if necessary, to the extent required to ensure that such Sublicense agreement does not impose any obligations or liabilities (i) on the Company (without derogating from any liability due to the Company's breach or such other liabilities that survive the termination of this Agreement), or (ii) on THM and or a THM Related Entity which are not included in this Agreement, applied *mutatis mutandis.*

3.2.4. For the further avoidance of doubt, the Company shall be entitled to conduct or to perform research, development, manufacturing, or marketing on a contract basis in respect of a Product by means of a Third Party (or an Affiliate) provided that such Third Party is paid by the Company to provide such services, and such conduct shall not be considered, of itself, for the purposes of this Agreement to be a grant of a Sublicense.

3.2.5. For the further avoidance of doubt, the Company shall be entitled to sell its Products through distributors, resellers, agents and other partners, and such conduct shall not be considered, of itself, for the purposes of this Agreement to be a grant of a Sublicense, provided that no income is generated by the Company as a result of such sales transaction concluded between the Company and its distributors, resellers, agents and other partners prior to any sales made by said entities.

3.3. Use of Licensed Information by THM. For the removal of doubt, and without derogating from any of THM's rights, it is hereby agreed by the Parties notwithstanding anything to the contrary in this Agreement, that THM and THM Related Entities shall be entitled to use the Licensed Information for academic and/or scholarly purposes only, subject to the obligations undertaken herein by THM (including without limitation its obligations of confidentiality and exclusivity), but shall not be permitted to use the Licensed Information for other purposes.

4. MUTUAL REPRESENTATIONS AND WARRANTIES

The parties make the following representations and warranties to each other:

4.1. Corporate Power. Each party hereby represents and warrants that as of the Effective Date such party (i) is duly organized and validly existing under the laws of the jurisdiction of its incorporation and has full corporate power and authority to enter into this Agreement and to carry out the provisions of this Agreement; (ii) has the requisite power and authority and the legal right to own and operate its property and assets, to lease the property and assets it operates under lease, and to carry on its business as it is now being conducted; and (iii) is in compliance with all requirements of applicable law, except to the extent that any noncompliance would not have a material adverse effect on its ability to perform its obligations under this Agreement.

4.2. Due Authorization. Each party hereby represents and warrants that as of the Effective Date such party (i) has the requisite power and authority and the legal right to enter into this Agreement and to perform its obligations hereunder; and (ii) has taken all necessary action on its part to authorize the execution and delivery of this Agreement and to authorize the performance of its obligations hereunder and the grant of rights extended by it hereunder.

4.3. Binding Agreement. Each party hereby represents and warrants to the other that as of the Effective Date (i) this Agreement has been duly executed and delivered on its behalf and is a

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legal and valid obligation binding upon it and is enforceable in accordance with its terms; (ii) the execution, delivery and performance of this Agreement by such party does not conflict with any agreement, instrument or understanding, oral or written, to which it is a party or by which it may be bound, nor violate any law or regulation of any court, governmental body or administrative or other agency having authority over it; and (iii) all necessary consents, approvals and authorizations of all governmental authorities and other persons required to be obtained by it in connection with the Agreement have been obtained.

5. **OWNERSHIP OF INTELLECTUAL PROPERTY**

5.1. General. Except as otherwise set forth in this Agreement, the provisions of this Agreement shall not be deemed to constitute a grant or transfer to any Party of any license or other right with respect to any Intellectual Property belonging to the other Party or its Affiliates.

5.2. Ownership of Existing IP.

5.2.1. The Company acknowledges that THM is the sole owner of the Existing THM IP and shall continue to retain said right, title and interest in and to the Existing THM IP and any Intellectual Property derived therefrom.

5.2.2. THM acknowledges and agrees that the Company is the sole owner of the Existing Company IP, and shall continue to retain said right, title and interest in and to the Existing Company IP and any Intellectual Property derived therefrom.

5.3. Ownership of Future IP. Inventorship of any inventions or discoveries that are discovered, invented or created after the Effective Date and any Intellectual Property related thereto will be determined in accordance with the laws of inventorship under Israeli patent laws, subject to the provisions below.

5.3.1. Company ownership of Future Intellectual Property. Inventions discovered, developed, invented or created ("**Invented**") solely by or on behalf of the Company and all Intellectual Property related thereto shall belong to the Company excluding inventions which shall be considered a derivative of the Existing THM IP and which are not part of the Joint IP as set forth in Section 5.3.3, which shall, irrespective of inventorship, be the joint property of THM and the Company, and shall be deemed part of the Licensed Information.

5.3.2. THM Ownership of Future Intellectual Property. Without derogating from Section 5.3.3 below, inventions Invented solely by or on behalf of any THM-Related Entity, its employees or contractors and all Intellectual Property related thereto shall belong solely to THM.

5.3.3. Joint Ownership of Intellectual Property. Any Intellectual Property relating to or deriving from the Study Results shall be owned jointly by the Parties in equal shares (the "**Joint IP**").

5.4. Representations. Each Party represents to the other Party, with respect to its Intellectual Property, that: (i) it has not received any communications alleging that it has violated or that the Existing THM IP or the Existing Company IP, as applicable, would violate any IP rights of any other Person; (ii) it is not aware of any infringement or any conflict with the

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asserted rights of others with respect to any of such Existing THM IP or the Existing Company IP, as applicable, or of any facts, or assertion of any facts, which would render any of the Existing THM IP or the Existing Company IP, as applicable, invalid or use of the Existing THM IP or the Existing Company IP, as applicable, subject to adverse claims. THM represents that all right, title and interest in the Licensed Information that were owned or controlled by a THM-Related Entity have been assigned to THM.

5.5. Disclaimer. Nothing contained in this Agreement shall be construed as a representation or warranty that: (i) any patent application relating to the Licensed Information, shall be granted or that any patent obtained relating to the Licensed Information shall be valid or afford proper protection and (ii) that any use of any patent application relating to the Licensed Information, including the Patents, will not infringe the rights of any Third Party.

5.6. Further Assurances. In order to ensure ownership of Intellectual Property as described in this Section 4, the Parties shall duly execute and deliver, or cause to be duly executed and delivered, from time-to-time, such further instruments and do and cause to be done such further acts and things as may be necessary or as reasonably requested by, and at the expense of, the Party entitled to own such Intellectual Property in order to fulfill the purposes and intent of this Section 4.

6. CONFIDENTIALITY AND NON-USE

6.1. THM Confidential Information. The Company agrees that, without the prior written consent of THM, in each case, during the term of this Agreement and for 5 (five) years thereafter, it shall (i) not disclose and/or transfer and/or reveal THM Confidential Information (as defined in this Section 6.1 below) to any Third Party, except as set out herein, (ii) not use and/or copy and/or reproduce THM Confidential Information in any fashion except as reasonably necessary to perform and exercise its rights and obligations under this Agreement, (iii) take all necessary actions, consistent with its protection of its own confidential and proprietary information (but in no event exercise less than reasonable care) to prevent unauthorized disclosure of THM Confidential Information, and (iv) disclose THM Confidential Information to any of its Sublicensees, personnel, employees, representatives and officers on a need-to-know basis, and to actual and potential business partners, collaborators, investors, potential purchasers, subcontractors, service providers and consultants, provided that each of the above is bound by a written undertaking of confidentiality and non-use with terms which are at least as restricting as those specified herein, all during the period of this Agreement and for a term of 5 (five) years following its term or termination. For the removal of doubt, it is hereby clarified that in the event that the Company has not acted in accordance with Sections (i)-(iv) above, the Company shall be responsible and liable to THM for any breach of the above obligation of confidentiality being committed by its personnel, representatives, agents and/or Sublicensees, and any other party that receives THM Confidential Information from the Company pursuant to (iv) above, as if such breach was committed by the Company itself. For purposes of this Agreement, "**THM Confidential Information**" means any scientific, technical, trade or business information relating to the subject matter of this Agreement designated as confidential or which otherwise should reasonably be construed under the circumstances as being confidential, disclosed by or on behalf of THM, Sheba and/or their employees, agents, officers and representatives, to the Company, whether in oral, written, graphic or machine-readable form, except to the extent such information: (i) was known to the Company at the time it was disclosed, other than by

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previous disclosure by or on behalf of THM or any of its employees, agents, officers and representatives, as evidenced by the Company's written records at the time of disclosure (**"Sheba Personnel"**); (ii) is at the time of disclosure or later becomes publicly known under circumstances involving no breach of this Agreement: (iii) is lawfully and in good faith made available to the Company by a third party who is not subject to obligations of confidentiality to THM with respect to such information: or (iv) is independently developed by the Company without the use of or reference to the THM Confidential Information, as demonstrated by documentary evidence. For the avoidance of doubt, and without derogating in any way from the Company's rights under this Agreement, neither this section nor the License shall in any way limit the Company, its Affiliates or THM from Exploiting any information or technology, which is public and Exploitable by Third Parties.

6.2. Irreparable harm to THM. The Company agrees and acknowledges that breach of this Section may cause irreparable harm to THM entitling THM to seek injunctive relief, among other remedies.

6.3. Company Confidential Information. THM agrees that the above obligation of confidentiality in Section 6.1 shall apply *mutatis mutandis* to THM with respect to the Company's Confidential Information. For the purpose of this Agreement, **"Company's Confidential Information"** shall refer to any scientific, clinical, technical, financial, trade or business information relating to the subject matter of this Agreement, designated as confidential or which otherwise should reasonably be construed under the circumstances as being confidential, disclosed by or on behalf of the Company (or an Affiliate thereof) to THM whether in oral, written, graphic or machine-readable form, except to the extent such information: (i) was known to THM and or its personnel at the time it was disclosed, other than by previous disclosure by or on behalf of the Company or any of its employees, agents, officers and representatives, as evidenced by THM's written records at the time of disclosure; (ii) is at the time of disclosure or later becomes publicly known under circumstances involving no breach of this Agreement; (iii) is lawfully and in good faith made available to THM by a third party who is not subject to obligations of confidentiality to the Company with respect to such information; or (iv) is independently developed by THM without the use of or reference to the Company's Confidential Information, as demonstrated by documentary evidence.

6.4. Irreparable harm to the Company. THM agrees and acknowledges that breach of this Section may cause irreparable harm to the Company entitling the Company to seek injunctive relief, among other remedies.

6.5. Credit. Any publication by the Company of information that was developed in whole or in part by Sheba Personnel or at Sheba direction, shall include appropriate credit for, and recognition of, the Sheba Personnel contribution, and shall take into account the confidentiality provisions in this Section 6.

6.6. Publications. In the event Sheba or any of Sheba Personnel wish to publish information relating to the Licensed Information, and in order to allow the Company to protect against the disclosure of the Licensed Information or any Company Confidential Information, Sheba agrees to submit a copy of any manuscript and/or abstract to the Company for review and comment at least ninety (90) days prior to its submission for publication or presentation.

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The Company shall have a 90-day period to notify Sheba if any of its Confidential Information and/or the Licensed Information is disclosed in the manuscript of the abstract, in such event Sheba agrees to delay publication for an additional 120 days in order to enable the filing of a patent application(s) (in accordance with the provisions of Section 12) incorporating information contained in the proposed draft of the manuscript and/or abstract. Notwithstanding the above, in the event that the Company believes, at its reasonable discretion, that the information that Sheba wishes to disclose will harm the interests of the Company, and it does not wish that a patent application should be filed (or believes that such patent application will not be granted), Sheba agrees not to publish the applicable THM Confidential Information or Company Confidential Information, as the case may be.

6.7. Use of THM Name. The Company shall not use the name of the Fund, the Hospital, THM and/or their employees, representatives and agents in its publications without THM's prior written consent, not to be unreasonably withheld or delayed. THM shall provide its written consent within 14 (fourteen) business days of receipt of the Company's request to use the name of a THM-Related Entity in such publication. For the avoidance of doubt, the Company need not obtain the prior written consent of THM to use the name of THM in connection with discussions with potential investors or potential purchasers of the Company.

7. CONSIDERATION (ROYALTIES AND SUBLICENSE FEES) AND REPORTS

7.1. Royalty Payments. As consideration for the grant of the License, the Company or a sublicensee (whether an Affiliate or otherwise) shall, commencing from the First Commercial Sale of a Product, pay to THM royalties at the rate of three and one-half percent (3.5%) on Net Sales ("**Royalties**"). It is also agreed that in the event an Affiliate sells Products, this section 7.1 shall apply to such Affiliate.

7.2. Sublicensing Fees. The Company shall also pay THM eight percent (8%) of all Sublicense Fees.

7.3. Milestone Payments. During the Term, as additional consideration for the grant of the License, the Company shall make the following milestone payments to THM, upon the achievement of each of the Company, or its Affiliates of the relevant milestones (each, a "**Milestone**") (collectively the "**Milestone Payments**").

7.3.1. M&A and IPO Milestones.

7.3.1.1. M&A or IPO Milestone. In the event an M&A or IPO is achieved by the Company ("**M&A Milestone**" or "**IPO Milestone**", respectively), the Company shall pay THM a one-time M&A Milestone payment, in an amount equal to 3% (three percent) of the Applicable M&A Fees or a one-time IPO Milestone payment in the event of an IPO at a rate of 3% (three percent) of the Applicable IPO Proceeds.. In the event the M&A or IPO Milestone is achieved by an Affiliate of the Company (which is not the parent company of the Company) utilizing the Licensed Information, the Company shall pay THM a one-time M&A Milestone payment upon the occurrence of an M&A, in an amount equal to 3% (three percent) of the Applicable M&A Fees or a one-time

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...al Hashomer Medical Research Infrastructure and Services Ltd.

IPO Milestone payment in the event of an IPO at a rate of 3% (three percent) of the Applicable IPO Proceeds.

7.3.1.2. Royalties, Sublicense Fees, and Milestone Payments after M&A. THM shall be entitled to receive Royalties and Sublicense Fees from any Purchaser or Surviving Entity (as defined in the definition of M&A) after an M&A, at a reduced royalty rate equal to 2.8% of the Royalty Fee specified in Section 6.1. It is further agreed that THM shall be entitled to the Sublicense Fees and the Milestone Payments as specified in this Agreement.

7.3.1.3. Dispute relating to Applicable M&A Fees or Applicable IPO Proceeds. In the event that there is a disagreement between the Parties regarding the amount of any Applicable M&A Fees, or Applicable IPO Proceeds, the amounts in dispute shall be resolved by an independent evaluator (**"Evaluator"**), which shall be jointly appointed and paid for by the Parties. In the event that the Parties do not agree on an independent evaluator, the Evaluator shall be appointed by the head of the Israeli Bar Association and such appointment shall be binding upon the Parties.

7.4. Non-Cash Consideration. The Company shall use its best effort to ensure that THM's consideration resulting from Sublicense Fees or any Applicable M&A Fees or Applicable IPO Proceeds - shall be paid to THM in the form of cash payments. Without derogating from the above, in the event that Sublicense Fees or any Applicable M&A Fees or Applicable IPO Proceeds are in the form of non-cash consideration, the Company shall so inform THM in writing, and such amounts owing to THM pursuant to this Section shall be held by the Company or liquidated (if feasible) in accordance with THM's instructions which shall be provided to the Company in writing.

7.4.1. With respect to shares or securities traded on a national securities exchange or quoted on a recognized over-the-counter market, the fair market value shall be the last market closing sales price for such share or security (or the closing bid, if no sales were reported) of the last market closing prior to the public announcement of the sale by the applicable party of such shares or securities, as reported by the applicable exchange or market; and

7.4.2. With respect to any property, tangible or intangible, other than shares or securities traded on a national securities exchange or quoted on a recognized over-the-counter market, the fair market value shall mean the cash value that would be obtained in an arm's length transfer of such property, as of the date of receipt by the applicable party of such property, between an informed and willing seller or licensor, as the case may be, and an informed and willing purchaser or licensee, as the case may be, each with an adequate understanding of the facts and under no compulsion to buy or sell.

7.4.3. If the parties cannot determine the fair market value as of the date of receipt by the applicable Person of such non-cash proceeds, the fair market value shall be determined by an Evaluator in accordance with Section 7.3.1.3.

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Tel Hashomer Medical Research Infrastructure and Services Ltd.

7.5. Timing of Payment. The amounts payable to THM under this Section 7 shall be paid as follows:

7.5.1. Royalties, as specified in Section 7.1, shall be paid on a quarterly basis, within 60 (sixty) days after the end of each quarter, commencing on the first quarter in which the First Commercial Sale took place.

7.5.2. Any Sublicensing Fees, as specified in Section 7.2, shall be paid within 60 (sixty) days from receipt of such Sublicensing Fee by the Company.

7.5.3. M&A and IPO Milestone Payments shall be paid in cash within 60 (sixty) days from the actual receipt of the Applicable M&A Fees or IPO Proceeds.

7.5.4. In the case of non-cash consideration, payment (in accordance with Section 7.4) shall be made as agreed between the Parties.

7.6. VAT. VAT shall be added to all payments in this Section, to the extent applicable, and subject to receipt by the Company of a VAT invoice.

7.7. Exchange Rate. In calculating Net Sales and Sublicensing Fees, all amounts shall be expressed in USD and any amount received or invoiced in a currency other than USD shall be translated into USD, for the purposes of calculation, using the average exchange rates as calculated and utilized by the Company' group reporting system and published accounts for its own purposes on the date of such receipt or invoice, as applicable.

7.8. Reporting and Records.

7.8.1. The Company shall report in writing to THM upon execution of an agreement relating to the First Commercial Sale. The Company shall specify in such report the date of execution of such agreement and the date of the expected First Commercial Sale according to the agreement.

7.8.2. The Company shall provide THM with the following written reports: (a) a detailed quarterly report, commencing with the first calendar quarter in which any Net Sales are made, or Sublicensing Fee received, in a standard form reasonably agreed by the Parties, signed by the chief financial officer of the Company (**"Company CFO"**), specifying all amounts payable to THM under this Section in respect of the previous quarter to which the report refers. Such report shall include: (i) the sales made by the Company with a breakdown of Net Sales according to country, identity of seller, currency of sales, dates of invoices, number and type of Products sold and; (ii) Sublicensee Fee with a breakdown according to identity of Sublicensees, countries, the currency of the payment and date of receipt thereof; and (iii) deductions applicable, as provided in the definition of "Net Sales"; and (b) within 4 (four) months after the end of each fiscal year, the Company will provide THM with a detailed report, certified by the Company CFO stating all amounts due to THM pursuant to this Section 7 in the reported year; The reports provided to THM shall be deemed Confidential Information of the Company.

7.8.3. The Company shall keep complete, accurate and correct books of account and records consistent with sound business and accounting principles and practices.

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Tel Hashomer Medical Research Infrastructure and Services Ltd.

7.8.4. THM shall be entitled to appoint an independent auditor selected by it to inspect, during the Company's regular business hours all equipment, records, and documents of the Company as may contain information bearing upon the amounts payable to THM under this Section. Such audit shall not be performed more than once in any two (2) calendar years, shall be reasonably coordinated in advance with the Company, and THM shall not be entitled to audit any period more than once. The Company shall take all steps necessary so that all such books of account, records and other documentation of the Company are available for inspection as aforesaid for THM. The cost of such auditing shall be borne by the Company if the audit uncovers an underreporting of the corresponding amounts owed to THM by more than 5% (five percent). Otherwise, such costs and expenses shall be borne by THM. The Company shall remedy such discrepancy and pay (i) the shortfall within thirty (30) days of the date of discovery; and (ii) interest thereon at the rate of 2% (two percent) above the Prime Rate applicable to a 12 month published by the Bank Of Israel, as such rate shall be in effect on each Disbursement Date. The interest shall be compounded annually and computed on the basis of a 360 day year. Upon THM's request but not more than once every 6 (six) months, the Company shall provide THM, at THM's request, with a progress report specifying the following details, as updated from the last report: (i) the activities the Company conducted for the development of Products, (ii) the progress and results of the development, Sublicensing, commercialization and sales of Products, and (iii) projected sales and marketing efforts relating to the Products. In the event that the audit uncovers an over reporting of the corresponding amounts paid to THM, the said amounts shall be returned to the Company within thirty (30) days of the date of discovery.

8. LIABILITY, INDEMNITY, AND INSURANCE

8.1. Liability of the Company. Without derogating from the provisions of this Agreement, as between the Parties, the Company shall bear sole responsibility and bear any payment and/or loss, and/or compensation and/or liability and /or claims and/or damages and/or expenses whatsoever ("Losses") caused as a result of (i) the use and/or Exploitation by or on behalf of the Company, its Affiliates or any Sublicensee of the Licensed Information; (ii) the development, manufacture, sale, use and/or application of the Products; OR (iii) breach of this Agreement by the Company, its Affiliates and Sublicensees, unless it is finally judicially determined that such Loses arose primarily out of the negligence, willful misconduct or bad faith of THM. **IN NO EVENT WILL THE COMPANY BE LIABLE FOR ANY INCIDENTAL OR CONSEQUENTIAL DAMAGES SUFFERED BY A THM INDEMNITEE RESULTING FROM THE EXERCISE OF ANY RIGHTS GRANTED IN ACCORDANCE WITH THIS AGREEMENT UNLESS RESULTING SOLELY FROM THE ACTION OR INACTION OF THE COMPANY.**

8.2. General Indemnification by the Company. The Company shall indemnify and hold THM, THM Related Entities and their employees, agents and representatives ("**Beneficiaries**") harmless from and against any and all Losses (including legal costs and reasonable attorneys' fees) arising out of and/or resulting from: (a) the use and/or Exploitation of the

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Tel Hashomer Medical Research Infrastructure and Services Ltd.

Licensed Information by or on behalf of the Company, its Affiliates and/or any Sublicensee, and/or (b) the development, manufacture, sale, use and/or application of the Products by or on behalf of the Company, its Affiliates and/or any Sublicensee (the "**Liabilities**") unless it is finally judicially determined that such Loses arose primarily out of the negligence, willful misconduct or bad faith of THM. **IN NO EVENT WILL THE COMPANY BE LIABLE FOR ANY INCIDENTAL OR CONSEQUENTIAL DAMAGES SUFFERED BY A THM INDEMNITEE RESULTING FROM THE EXERCISE OF ANY RIGHTS GRANTED IN ACCORDANCE WITH THIS AGREEMENT UNLESS RESULTING SOLELY FROM THE ACTION OR INACTION OF THE COMPANY.**

8.3. IP Indemnification by the Company. Without derogating from Section 8.2 or any other provision herein, the Company agrees to indemnify and hold the Beneficiaries harmless from and against any Losses to the extent that such Losses are based on a claim that the Licensed Information, the Products or other material produced by the Company infringes any Third Party's intellectual property rights including copyright, trade secret, patent, trademark. For the avoidance of doubt, the Company shall not be obligated to indemnify any Beneficiary for any Losses in accordance herewith to the extent that such Losses are based on a claim or matter of which THM was aware on the date hereof and failed to disclose in breach of its representation in Section 5.4 hereunder. **IN NO EVENT WILL THE COMPANY BE LIABLE FOR ANY INCIDENTAL OR CONSEQUENTIAL DAMAGES SUFFERED BY A THM INDEMNITEE RESULTING FROM THE EXERCISE OF ANY RIGHTS GRANTED IN ACCORDANCE WITH THIS AGREEMENT UNLESS RESULTING SOLELY FROM THE ACTION OR INACTION OF THE COMPANY.**

8.4. Responsibility for payment of Sheba Personnel. Sheba shall be responsible to pay the Scientists and any other Sheba personnel including students while acting within the scope of their employment by Sheba, according to any relevant law, the State Service Regulation and the Financial and Budget Regulation issued on October 2010, entitled: Intellectual Property: Research and Information Product Management of the Government Health System (the "**Regulatory Guidelines**"). Sheba shall be responsible for any loss, liability, claims, damages and expenses incurred by the Company as a result of a claim made by any Sheba personnel as detailed in this Section, relating to any consideration due to such personnel pursuant to the Regulatory Guidelines.

8.5. Insurance by the Company. Beginning upon the First Commercial Sale, the Company shall purchase and maintain, at its own expense, insurance which covers its liability pursuant to this Agreement, including Section 8.1 and 8.2 for the term of this Agreement, plus an additional period of 7 (seven) years. Such insurance shall be for reasonable amounts and on reasonable terms under the circumstances including the stage the Company is in, subscribed for from a reputable insurance company (but shall not, for the avoidance of doubt, include insurance for infringement of any Intellectual Property rights of a Third Party). The named insured under such insurances shall be the Company and the THM Beneficiaries. The Company shall endeavour to obtain on reasonable terms a policy or policies that include "cross-liability" provisions pursuant to which the insurance is deemed to be separate insurance for THM, THM Beneficiaries and the Company (without right of subrogation as against any of the insured under the policy, or any of their

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representatives, employees, officers, directors or anyone in their name) and a requirement that the insurer will be obliged to notify each insured in writing in advance of the expiry or cancellation of the policy or policies.

9. COMMERCIALIZATION AND REGULATORY APPROVALS.

9.1. Reasonable Commercial Efforts by the Company. The Company undertakes to make reasonable commercial efforts to develop, manufacture, sell and market the Products. For clarity sake it is noted that nothing herein constitutes an obligation by the Company as to the successful outcome of its efforts or as a representation that it shall succeed in the commercialization of any of the Products.

9.2. Regulatory Approvals. The Company shall be the sole owner of all Regulatory Approvals for the Products.

10. TERM AND TERMINATION

10.1. Term. The term shall commence on the Effective Date and shall continue on a Product-by-Product and country-by-country basis until the later of: (i) fifteen years (15) from the First Commercial Sale of a Product in such country (the "**Term**"); or (ii) the date of expiry of the last of the Licensed Patents with respect to a given Product in a given country;

10.2. Termination by THM. THM shall be entitled to terminate the License for cause on a Product-by-Product basis ("**Termination for Cause**") as follows:

10.2.1. if the First Commercial Sale of such Product has not been made within 5 (five) years from Regulatory Approval in the country in which such Regulatory Approval has been obtained, other than if the 5 (five) year term has been extended by the agreement of the Parties, provided that termination pursuant to this Section shall also be on a country-by-country basis.

10.2.2. if the Company breaches any of its material obligations hereunder; (ii) the Company's breach remains uncured for a period of 60 (sixty) days after written notice from THM specifying the claimed breach, save for as specifically determined otherwise hereunder. For purposes of this Agreement, the failure of the Company to furnish statements and payment to THM in accordance with the terms of Section 7 to this Agreement, provide indemnity and insurance per Section 8 above, or comply with the confidentiality obligations per Section 6above and comply with Section 3 relating to the grant of Sublicenses, shall be deemed to be a material breach of the Company's obligations hereunder.

10.2.3. if the Company: (i) becomes insolvent and/or (ii) files a petition or has a petition filed against it, under any laws relating to insolvency, and the related insolvency proceedings are not dismissed within 60 (sixty) days after the filing of such petition and/or (iii) enters into any voluntary arrangement for the benefit of its creditors and/or has not withdrawn such arrangement within 60 (sixty) days of receipt of written notice from the objection of THM thereto, or (iv) appoints or has appointed on its behalf a receiver, liquidator or trustee of any of the Company's property or assets and has not withdrawn such appointment within 60 (sixty) days of receipt of written notice from the objection of THM thereto.

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10.2.4. if the Company has ceased to carry on business as an ongoing concern, as such term is defined according to acceptable accounting principles and practices, and the Company has not, within 60 (sixty) days of written notice from THM resumed carrying on its business as an ongoing concern.

10.2.5. if the Company has challenged, challenge, or cause any of its Affiliates or Sublicensees or any third party to challenge, the validity of the Licensed Information anywhere in the world, and the Company has not ceased or has not caused its Affiliates and or Sublicensees in such events to cease such challenge within 60 (sixty) days of receipt of written notice from THM. The Company hereby undertakes not to challenge or to assist any of its Affiliates or Sublicensees to challenge, the validity of the Licensed Information. The Company also undertakes to include on its Sublicense agreements a "no challenge clause", pursuant to which the Sublisencees will be required to undertake not to challenge the validity of the Licensed Information.

10.3. Termination by the Company.

10.3.1. The Company will have the right to terminate this Agreement if THM breaches any of its material obligations hereunder, and THM breach remains uncured for a period of 60 (sixty) days after written notice from the Company specifying the claimed breach, save for as specifically determined otherwise hereunder.

10.3.2. The Company will have the right to terminate this Agreement upon prior written notice of ten (10) days, if THM fails to achieve, one or more of the milestones within the time limitations set forth in the Study Protocol.

10.4. Termination by Mutual Agreement. The Parties may terminate this Agreement at any time, in whole or in part, by mutual written agreement executed by both Parties.

10.5. Effect of Termination for Cause. Upon Termination for Cause of this Agreement or of a License hereunder by THM in accordance with the provisions of Section 10.2:

10.5.1. all rights granted to the Company hereunder shall immediately and without further action by THM revert to THM, and: (i) the Company shall not be entitled to make any further use in the Licensed Information, (ii) the Company shall forthwith return to THM all Licensed Information and THM Confidential Information, including any documentation, electronic media, instructions and all related materials furnished to the Company hereunder and shall not retain any copies for its use or for any purpose other than one copy, which shall be retained for archival purposes, provided that, in the event of termination of a License with respect to a particular Product (and/or in a particular country), then the provisions of this Section 10.5.1 shall apply only to the Product (and the particular country) with respect to which the License has been terminated. For the avoidance of doubt, the provisions of Section 3.2.3 shall apply with respect to the use of the Licensed Information by any Affiliate or Sublicensee after termination of the License.

10.5.2. Upon termination of this Agreement, THM shall immediately return the Company all the Company's Confidential Information and shall hand over all notes or memoranda or other stored information of any kind prepared, relating to the Confidential Information.

Tel Hashomer Medical Research Infrastructure and Services Ltd.

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10.5.3. During the Term, THM shall not disclose the Study Results to any third party, in whole or in part, without the prior express written approval of the Company, except:

10.5.3.1. as provided under Section 6.6 above (Publications); or

10.5.3.2. if THM is compelled under the law to disclose said Study Results, provided the Company is provided reasonable advance notice of such disclosure.

10.5.4. THM obligations set forth in Sections 10.5.2 and 10.5.3, relating to confidentiality and the Company's Confidential Information shall survive after the expiration and/or termination of this Agreement regardless of the reason thereof.

10.5.5. The rights and obligations of each of the Parties hereto under any provision of this Agreement, which is expressly or by implication intended to survive beyond the term of this Agreement, including but not limited to those provisions relating to Proprietary Rights, Confidentiality, Liability, Indemnity and Insurance, Limitation of Liability, shall remain in force notwithstanding the termination of this Agreement for any reason.

10.6. Effect of Expiration of Term. In the event of expiration of the Term with respect to any Product in any country, then the following shall apply on a country-by-country basis: the provisions set forth in Section 10.5.5 shall remain in full force and effect. In addition, the License to the Licensed Information (developed as of the date of such expiration) granted in Section 3.1 shall survive and shall remain in full force and effect on a perpetual, worldwide, irrevocable, fully paid up and royalty-free basis, provided that after expiration of the Term, the License shall be non-exclusive and THM and the Company shall be entitled to freely Exploit the Licensed Information, subject only to obligations of confidentiality. The Parties shall have no further obligations to perform any activities under this Agreement other than as provided for or referenced herein.

11. LIMITATIONS OF LIABILITY AND DISCLAIMERS

11.1. NO PARTY OR ANY OF ITS AFFILIATES SHALL BE LIABLE TO THE OTHER PARTY OR ITS AFFILIATES FOR ANY CONSEQUENTIAL, INDIRECT, SPECIAL, PUNITIVE OR INCIDENTAL DAMAGES INCLUDING FOR LOST PROFITS, WHETHER FORESEEABLE OR NOT, EVEN IF ADVISED OF THE POSSIBILITY OF SUCH DAMAGES ARISING OUT OF BREACH OR FAILURE OF EXPRESS OR IMPLIED WARRANTY OR CONDITION, BREACH OF CONTRACT, MISREPRESENTATION, NEGLIGENCE OR OTHERWISE. FOR CLARITY SAKE IT IS NOTED THAT IN THE CASE OF THM, THIS SECTION APPLIES TO THM RELATED ENTITIES.

11.2. THE FINANCIAL LIABILITY OF THM AND THE THM RELATED ENTITIES (IF SO DETERMINED) TO THE COMPANY UNDER OR ARISING OUT OF THIS AGREEMENT, WHETHER FOR BREACH OF CONTRACT, IN TORT (INCLUDING BUT NOT LIMITED TO NEGLIGENCE) OR OTHERWISE SHALL NOT EXCEED IN THE AGGREGATE AN AMOUNT OF $500,000 (FIVE HUNDRED THOUSAND) USD.

11.3. THM SHALL NOT BE LIABLE FOR ANY ACTIONS, CLAIMS OR THE LIKE BY THE COMPANY OR ANY THIRD PARTY THAT THE LICENSED INFORMATION

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RESULTS OR MAY RESULT IN ANY INFRINGEMENT, DEPRIVATION OR VIOLATION OF THE INTELLECTUAL PROPERTY OR OTHER RIGHTS OF ANY PERSON OR ENTITY. (THE "**INFRINGEMENT**"), UNLESS WRITTEN NOTIFICATION WAS PROVIDED TO THM DETAILING SAID INFRINGEMENT AND THM FAILED TO DISCLOSE SUCH NOTIFICATION TO THE COMPANY.

11.4. THE LICENSED INFORMATION IS PROVIDED "AS-IS" AND "AS-AVAILABLE". THM MAKES NO AND HEREBY SPECIFICALLY DISCLAIMS ANY REPRESENTATION AND WARRANTY CONCERNING THE LICENSED INFORMATION ON WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, COMPLETENESS, USE, ACCURACY OR THAT THE LICENSED INFORMATION SHALL BE USEFUL IN ANY MANNER OR COMMERCIALLY EXPLOITABLE.

12. PATENTS AND PATENT INFRINGEMENT

12.1. For the avoidance of doubt, the provisions of Sections 12.2-12.9, shall only apply to the prosecution, maintenance, and enforcement of: (i) Licensed Information; and (ii) Joint IP, to the extent not included in the Licensed Information. Nothing herein shall derogate from the Company's right to prosecute, maintain, and enforce, at its sole discretion any Future Company IP.

12.2. The Company, in coordination with THM shall appoint a patent attorney for the preparation of the Licensed Patents applications as necessary to protect the Licensed Information and shall handle to the day-to-day activities with respect thereto. The Parties shall determine the manner of conducting proceedings regarding such patents or patent applications and other details pertaining to the filing, prosecution, and maintenance of Licensed Information (including the decision to prefer maintaining confidential Know-How rather than seeking Patent protection). The Parties agree that the object of the filing and prosecution of Intellectual Property policy will be to seek comprehensive Patent protection for the Licensed Patents and that the Parties shall endeavour to file each Patent application in at least 5 major market territories.

12.3. For the avoidance of doubt, all applications for Licensed Patents to be filed in accordance with this Section 12 shall be filed in the name of THM in the event that such Patent application is part of the Existing THM IP or Future THM IP, or in the name of the Company in the event that such Patent application is part of the Existing Company IP or Future Company IP, or in the name of the Company and THM, in the event that the Licensed Patent constitutes Joint IP.

12.4. Subject to the provisions herein, the Company shall bear all documented out-of-pocket fees incurred in connection with the preparation, filing, maintenance, and prosecution of all Licensed Patents in no more than five major market territories.

12.5. THM hereby empowers, instructs, and authorizes the Company to take any and all actions with respect to any claim asserted by a Third Party that a Patent or other right owned by such Third Party is infringed by the Licensed Information or the Exploitation thereof or challenges the Licensed granted herein, provided that the filing or receiving of any court documents or claims, or the settling of an action with respect thereto shall be delivered to THM prior to the actual filling with the applicable authorities. THM agrees to promptly

וואן וורלד קנאביס בע"מ
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Tel Hashomer Medical Research Infrastructure and Services Ltd.

inform the Company of any communications it receives regarding any such claim, provide the Company with all information related thereto, and execute any and all documents required of it in order to properly authorize the Company in accordance herewith.). The Company shall keep THM reasonably informed regarding any such assertions, challenges and actions taken by it in accordance herewith.

12.6. In the event that a Patent filed according to this Section 12 or other Licensed Information is infringed by a Third Party, the Company has the right but not the obligation to institute, prosecute and control any action or proceeding with respect to such infringement by counsel acceptable to both Parties, including any declaratory judgment action arising from such infringement. Subject to Section 12.5 (to the extent applicable), the Company shall file the above legal proceedings on behalf of itself and THM and shall pay THM a percentage of the judgment awarded to THM equal to 10% (ten percent) after deduction of expenses and legal fees. Notwithstanding the above, upon the Company's decision not to exercise such right within 180 days after receiving written notice from THM of the existence of such infringement, THM shall have the right to institute such action or proceeding on behalf of itself and the Company, at its own expense and THM and shall pay the Company a percentage of the judgment awarded to the Company equal to 10% (ten percent) after deduction of expenses and legal fees. Any decision to settle such action shall be made jointly by the Parties.

12.7. Without derogating from that stated in this Section 12, should the Company not wish to file and/or continue to prosecute a patent application and/or maintain a patent in any country with respect to any part of the Licensed Information, then THM may, according to its sole discretion file and/or continue to prosecute such patent application and/or maintain such patent in such country at THM's expense. THM shall give the Company sixty (60) days prior written notice before filing or and/or continuing to prosecute such patent application and/or maintaining such patent in such country. Should THM fail to take any action to file and/or continue to prosecute a patent in respect of the Licensed Information, then the Company may, according to its sole discretion file and continue to prosecute such patent application and/or maintain such patent in such country, at its expense.

12.8. In the event the: (i) Company has notified THM that it wishes to file and/or continue to prosecute a Patent application in a country and has failed to pay costs and expenses as aforesaid or it has notified THM that it does not wish to file and/or continue to prosecute such patent application in said country; and (ii) the Patent application is in one of the major market territories, THM, as its sole remedy, shall be entitled to terminate the License hereunder with immediate effect with respect to such Patent and such country and take whatever action and proceedings THM deems fit (in its sole discretion), with respect to such Patent application and/or Patent and/or with respect to the use and/or license and/or commercialization of Product(s), based upon and using such Patent, in such country.

12.9. Each Party agrees to cooperate with the other Party to execute all lawful papers and instruments, to make all rightful oaths and declarations, and to provide consultation and assistance as may be necessary in the prosecution, maintenance and enforcement of all Licensed Patents and Patents with respect to Joint IP, in accordance with the provisions herewith. In accordance with the aforementioned, THM agrees to promptly answer all

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Tel Hashomer Medical Research Infrastructure and Services Ltd.

questions and clarifications relating to the Licensed Information, upon the Company's request.

12.10. In the event that there is Joint IP which is not a Licensed Patent or part of the Licensed Information, then the Parties shall, at such time, negotiate in good faith the responsibilities of each Party with respect to the prosecution, maintenance and enforcement thereof.

13. MISCELLANEOUS

13.1. No Restriction. No provision of this Agreement shall be construed so as to restrict THM and/or Sheba or the Company from acquiring an interest in or developing technology that may compete with all or any part of the Licensed Information, and THM and/or the THM Related Entities and/or the Company, as the case may be, may freely endeavor to commercialize such competitive technologies provided that such activity does not infringe on the rights of the other Party as granted pursuant to this Agreement and subject to the Parties' obligations of confidentiality as defined in Section 5.3 above and with respect to the Company.

13.2. Governing Law and Dispute Resolution. This Agreement will be governed by and interpreted and construed in accordance with the laws of the State of Israel, without giving effect to its conflict of law principles. The competent courts in Tel Aviv shall have exclusive jurisdiction with relation to any required decisions.

13.3. Independent Parties. The relationship of the Company and THM is that of independent contractors. Neither Party nor its employees, consultants, contractors or agents are or shall be considered as agents, employees, partners, representatives or joint ventures of the other Party, nor does one Party have any authority to bind the other Party by contract or otherwise to any obligation. Each Party shall ensure that the foregoing persons shall not represent to the contrary, either expressly, implicitly, by appearance or otherwise.

13.4. No Hiring. Each Party shall not, directly or indirectly, recruit or hire or engage any personnel of the other Party, or of Sheba or induce such personnel to quit employment with the other Party, during the term of this Agreement and for a period of three (3) years following the termination of this Agreement, without the other Party's prior written consent.

13.5. Due Authorization and No Impediment. Each Party hereby warrants that: (i) it has taken all internal actions necessary to authorize it to enter into and perform this Agreement in its entirety and its representative whose signature is affixed hereto is fully authorized to sign this Agreement and to bind such Party thereby and (ii) upon the execution of this Agreement, this Agreement shall be legally binding on such Party and (iii) neither the signature of this Agreement nor the performance of its obligations hereunder will conflict with, or result in a breach of, or constitute a default under, any provision of the articles of association or by-laws of such Party, or of any law or governmental directive, contract or agreement, license, or other instrument, document, or understanding, oral or written, to which such Party is a party to.

13.6. Good Faith. Both Parties shall be under a duty to act in good faith in the performance and enforcement of this Agreement.

13.7. Notices. Except as otherwise provided in this Agreement, all notices permitted or required by this Agreement shall be in writing and shall be deemed to have been duly served

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...Hashomer Medical Research ...structure and Services Ltd.

(i) upon personal delivery (effective upon delivery) (ii) upon facsimile transmission (effective with the confirmation of the sender's machine, but if not sent in a business day or after business hours, then on the following business day; (iii) upon sending of an email with proof of receipt (effective with sending but if not sent on a business day or after business hours, then in the following business day); or (iv) seven (7) business days after deposit, postage prepaid, return receipt requested, if sent by registered mail and addressed to the address of the Parties listed below or in accordance with such other address information as the Party to receive notice may provide in writing to the other Party in accordance with the above notice provisions. Any notice given by any other method will be deemed to have been duly served upon receipt thereof. Failure to serve a notice is disregarded when the Party raising it cannot show it was actually prejudiced by such failure.

If to THM: Dr. Sylvie Luria

Tel Hashomer - Medical Research, Infrastructure and Services LTD.Ramat Gan 5265601.

Email: Sylvie.Luria@sheba.health.gov.il

with a copy which shall not constitute notice to:

Tal Noy-Cohen, Advocate

Amot Investment House, 2 Weizmann St. Tel Aviv

Email: talnc@gg-law.co.il

Fax: 03-693-5601

If to the Company: Mr. Ziv Turner, CEO

One World Cannabis Ltd.

PO Box 8324, Petach Tikva, 4918103, Israel

Email: ziv.turner@owcpharma.com

13.8. Assignment. This Agreement is personal to the Parties and therefore the Parties may not assign any of their rights or obligations under this Agreement without the prior written consent of the other party. Notwithstanding the aforementioned, THM shall be entitled to assign this Agreement to any association and/or organization and or company that was established in connection with or for the benefit of the Sheba Medical Center. Notwithstanding the above, the Company shall be entitled to freely assign its rights hereunder in the context of an M&A of the Company or of a Company Subsidiary provided that such assignee undertakes to be bound by the rights and obligations of the Company as set forth in this Agreement with respect to the portion of the agreement assigned and specifically with respect to payments due to THM in accordance with Section 7. The Company shall furnish an advanced draft of any such agreement to THM prior to the execution thereof.

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Tel Hashomer Medical Research
Infrastructure and Services Ltd.

13.9. Waivers and Amendment. No course of dealing in respect of, nor any omission or delay in the exercise of, any right, power, or privilege by either Party shall operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any further or other exercise thereof or of any other, as each such right, power, or privilege may be exercised either independently or concurrently with others and as often and in such order as each Party may deem expedient. Any term or provision of this Agreement may be amended only in writing.

13.10. Entire Agreement; Amendments. This Agreement, including its schedules, contains the entire agreement of the Parties with respect to its subject matter. No oral or prior written statements or representations not incorporated herein shall have any force or effect, nor shall any part of this Agreement be amended, supplemented, waived or otherwise modified except in writing, signed by both Parties.

13.11. Severability. If any provision of this Agreement is determined by a court of competent jurisdiction to be invalid, illegal, or unenforceable, that determination shall not affect any other provision of this Agreement, and each such other provision shall be construed and enforced as if the invalid, illegal, or unenforceable provision were not contained herein.

13.12. Further Actions. Each Party agrees to execute, acknowledge and deliver such further documents and instruments and do any other acts, from time to time, as may be reasonably necessary, to effectuate the purposes of this Agreement.

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Tel Hashomer Medical Research Infrastructure and Services Ltd.

IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be duly executed and each of the undersigned hereby warrants and represents that he or she has been and is, on the date of this Agreement, duly authorized by all necessary and appropriate action to execute this Agreement.

Tel Hashomer - Medical Research Infrastructure and Services Ltd.

____

Prof. Shlomo Noy, M.D. PhD. Chairman

____

Mr. Moshe Barak,

Shareholder Representative

____

Date

The Company

זאן-וורלד קנאביס בע"מ
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____

Mr. Ziv Turner, CEO

____

Date

Confirmation

I, the undersigned, Prof. Howard Amital, hereby declare and confirm that I have read and understood the Agreement, agree to be appointed as Principal Investigator, and undertake to comply with all the conditions, provisions, instructions and stipulations of the Agreement.

____

Prof. Howard Amital

26/5/15

____

Date

Annexes/Schedules:
A – Study Protocol
B – Material Transfer Agreement
C – Study Budget

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Material Transfer Agreement

Annex B to Research Collaboration and License Agreement

Terms used herein and not otherwise defined shall have the meanings assigned thereto in the Research Collaboration and License Agreement to which this Annex is attached.

This Material Transfer Agreement (this "**MTA**"), is dated as of the 13 day of May 2015, and sets forth the terms and conditions pursuant to which the Company (hereinafter "**Provider**") agrees to provide THM (hereinafter "**Recipient**") with _________ (hereinafter "**Material**") to be used for internal research purposes, solely in the Study as further detailed in Annex A to the Research Collaboration and License Agreement to which this MTA is attached.

The Recipient (on behalf of itself and all of its employees, consultants and any other personnel involved in the performance of the Study or who otherwise have access to the Material) agrees to the following before receiving the Material:

1. The above Material is the property of the Provider and is made available subject to the terms and conditions of this MTA. Ownership of the Material shall remain with the Provider and transfer of the Material to the Recipient shall not affect the Provider's ownership of the Material.

2. The Recipient shall use the Material in the Recipient's laboratories solely for the execution of the Study and in accordance with all applicable laws, rules, regulations and guidelines pertaining to the Material and the use thereof, and for no other purpose, to be conducted by the Recipient and any of its employees.
3. The Recipient shall not distribute the Material to others without the Provider's prior written consent which shall not be unreasonably withheld. The Recipient shall refer any request for the Material to the Provider.

4. No implied or express license is granted under this Agreement by the Provider to the Recipient to the Material, patents, unpatented inventions or other intellectual property of any kind owned, wholly or partially, by the Provider, other than as may be necessary for conducting the Study and as is provided under the terms and conditions of the Research Collaboration and License Agreement. To avoid doubt, the provision of the Material shall not be construed as granting rights to intellectual property of any kind owned by any third party.

5. The Recipient agrees to acknowledge the source of the Material in any publications reporting use thereof and to provide the Provider a copy upon actual publication.

6. The Material delivered pursuant to this Agreement is understood to be experimental in nature and may have hazardous properties. **THE PROVIDER MAKES NO REPRESENTATIONS**

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AND EXTENDS NO WARRANTIES OF ANY KIND, EITHER EXPRESSED OR IMPLIED. THERE ARE NO EXPRESS OR IMPLIED WARRANTIES OF MERCHANTABILITY, TITLE OR FITNESS FOR A PARTICULAR PURPOSE, OR THAT THE USE OF THE MATERIAL WILL NOT INFRINGE ANY PATENT, COPYRIGHT, TRADEMARK, OR OTHER THIRD PARTY RIGHTS. Unless prohibited by law, the Recipient assumes all liability for claims for damages which may arise from the use, storage, handling or disposal of the Material except that, to the extent permitted by law, the Provider shall be liable to the Recipient when the damage is caused by the gross negligence or willful misconduct of the Provider.

7. The Recipient agrees to use the Material only in compliance with all applicable statutes, regulations and guidelines relating to their handling, use or disposal.

8. Upon termination of the Study, the Recipient shall return all Material to the Provider, or upon the Provider's request, destroy the Material and advise the Provider in writing of such destruction.

9. Any costs associated with shipping and handling of the Material to and from the Recipient, are to be borne exclusively by the Provider.

Tel Hashomer - Medical Research Infrastructure and Services Ltd.

[Stamp: ...Medical Research Infrastructure and Services Ltd. Prof. Shlomo Noy, M.D. Ph.D Chairman]

Prof. Shlomo Noy, M.D. PhD, Chairman

Mr. Moshe Barak,
Shareholder Representative

Date

The Company

[Stamp: ואן ורלד קנאביס בע"מ ח.פ. 515107605]

Mr. Ziv Turner, CEO

Date

Proposed Study budget - Fibromyalgia

	Costs in $
CRF, typing and Statistical counseling,	5,000
Secretarial expenses	2,000
Pharmacy's fee	1,000
Study coordinator (two year salary)	70,000
Overhead-25%	19.5
Total	**97,500**

Tel Hashomer Medical Research
Infrastructure and Services Ltd.